Exhibit 4

RBC Code of Conduct

A message from David McKay

President and CEO

Building trust by speaking up and doing the right thing

At RBC, holding ourselves to the highest standards of integrity plays a critical role in achieving our Purpose to help clients thrive and communities prosper, and our Vision to be among the world’s most trusted and successful financial institutions.

In short, how we do things is just as important as what we do.

Our Values and our Code of Conduct guide us and set expectations for our behaviour and decision-making. Our Code is the roadmap we follow to serve our clients with the highest standards of integrity. It also lays the foundation for how we work together in a respectful, transparent and fair environment.

Guided by our Leadership Model, we are each responsible for speaking up and doing the right thing to protect and enhance RBC’s reputation and put our clients first. We all have a duty to report actual or possible misconduct and the right to be treated with dignity and respect when we do. And that includes speaking up, challenging and reporting unethical behaviour when it occurs, without fear of retaliation.

Together, we can foster a culture that’s built on trust, dignity and respect for all.

Please read the Code carefully, discuss what it means with your manager and colleagues, and ask questions to ensure you understand it and what it requires of you.

Our success depends on these principles. And it starts with each one of us.

David McKay, President and CEO

Our Vision and Values

RBC’s Values define what we stand for everywhere we do business. They are reflected in our behaviour and the way we build relationships and deliver value to all our clients, employees, shareholders, communities and others we deal with. Guided by our shared Values and united in a common purpose, we can achieve our strategic goals and accomplish great results.

We demonstrate our Vision – To be Among the World’s Most Trusted and Successful Financial Institutions - by living our Values in the decisions and actions we take every day. These five Values set the tone for our culture and unify us across geographies and businesses:

CLIENT FIRST: We will always earn the right to be our clients’ first choice.

•     Put client needs above our own whatever our role, to build lasting relationships

•     Listen with empathy, understand client needs to offer the right advice and solutions

•     Bring the best of RBC to deliver excellent value and differentiated client experiences

COLLABORATION: We win as One RBC.

•     Believe in each other and trust in teamwork and colleagues’ intentions

•     Share knowledge, listen and teach to learn and achieve more together

•     Look beyond ourselves to see the bigger picture for opportunities and solutions

ACCOUNTABILITY: We take ownership for personal and collective high performance.

•     Be bolder, reach higher, act with courage to realize potential and make a difference

•     Own it; seek out accountability and empowerment to grow and excel

•     Be curious and learn continuously to build skills and careers

DIVERSITY & INCLUSION: We embrace diversity for innovation and growth.

•     Speak up for inclusion and empower people to grow and achieve more

•     Seek out and respect different perspectives to challenge conventional approaches

•     Identify and act on the opportunities and needs that client diversity brings

INTEGRITY: We hold ourselves to the highest standards to build trust.

•     Be respectful, transparent and fair in all relationships

•     Stand up for what we believe; speak with candour; constructively challenge

•     Build trust of clients, colleagues and community partners by listening to and understanding their interests and needs

At RBC we bring these Values to life every day — continuing to earn the trust of RBC’s clients and each other and ensuring our strong reputation for doing what’s right.

Table of Contents

1. LIVING OUR VALUES	1

1.1 ACTING WITH INTEGRITY – DOING WHAT’S RIGHT	1

1.2 OUR SHARED COMMITMENT AND ACCOUNTABILITY	2

1.2.1 APPROVAL OF THE CODE	2

1.2.2 WAIVERS	2

2. SPEAKING UP	3

2.1 SPEAKING UP, ASKING QUESTIONS AND CONSTRUCTIVELY CHALLENGING	3

2.2 REPORTING MISCONDUCT	3

2.3 INVESTIGATIONS, INQUIRIES AND REVIEWS	4

2.4 RBC’S COMMITMENT TO NON-RETALIATION	4

2.5 WHAT WE EXPECT OF OUR PEOPLE MANAGERS	5

3. INTEGRITY IN DEALING WITH RBC CLIENTS, COMMUNITIES AND OTHERS	6

3.1 PROTECTING RBC CLIENT INFORMATION	6

3.2 PROTECTING RBC BUSINESS INFORMATION	6

3.3 PROTECTING RBC’S REPUTATION IN OUR COMMUNITIES	7

3.4 RESPONDING TO GOVERNMENT OR REGULATORY INQUIRIES	9

3.5 ACCESSIBILITY AT RBC	9

4. INTEGRITY IN WORKING TOGETHER AT RBC	11

4.1 RESPECTFUL WORKPLACE	11

4.2 EQUAL OPPORTUNITY, FAIR WORKPLACE AND HUMAN RIGHTS	12

4.3 PERSONAL INFORMATION ABOUT US	13

4.4 WORKPLACE HEALTH AND SAFETY	13

5. INTEGRITY IN HOW WE DO BUSINESS	15

5.1 BUSINESS DEALINGS	15

5.2 AVOIDING AND MANAGING CONFLICTS OF INTEREST	15

5.2.1 MANAGING OUR DEALINGS WITH RBC, EACH OTHER AND OUR CLIENTS	16

5.2.2 MANAGING PERSONAL RELATIONSHIPS AT WORK	17

5.2.3 MANAGING OUTSIDE ACTIVITIES AND EXTERNAL DIRECTORSHIPS	17

5.2.4 ACCEPTING APPOINTMENTS OR INHERITANCES	18

5.2.5 MANAGING GIFTS AND ENTERTAINMENT	18

5.3 PREVENTING FINANCIAL CRIME	20

5.4 SECURITIES TRADING	21

5.5 FAIR COMPETITION	21

5.6 GLOBAL ECONOMIC SANCTIONS	22

6. INTEGRITY IN SAFEGUARDING ENTRUSTED ASSETS	23

6.1 PROTECTING RBC CLIENT PROPERTY	23

6.2 PROTECTING RBC PROPERTY WHAT WOULD YOU DO?	23

6.3 KEEPING ACCURATE BOOKS AND RECORDS	25

7. CONCLUSION	27

Effective date: January 1, 2021

1. Living Our Values

1.1 Acting with Integrity – Doing What’s Right

RBC is a values-based organization. Our respect for and our commitments to our clients, shareholders, communities and each other are rooted in our Values. RBC’s Code of Conduct (the “Code”) incorporates RBC’s Values, and in particular our Value of Integrity, to guide our day-to-day actions and decisions so we can always do the right thing.

Throughout the Code, “RBC” means Royal Bank of Canada and all its subsidiaries.

Every day our actions demonstrate not only our Value of always earning the right to be our clients’ first choice, but also our personal commitments. We each have a responsibility to be truthful, respect others and comply with laws, regulations and RBC’s policies (in the Code, the word “policy” includes policies, procedures, standards and frameworks). Over many years RBC has earned trust and a reputation for doing what’s right through the actions of those who work here. A continued strong focus on doing what’s right will sustain and build on that trust — the cornerstone of the financial services industry and our relationships with clients and communities.

We do business across the globe, and each one of us has a responsibility to behave with integrity so that we can continue to serve clients and generate value for RBC’s shareholders. More than simply being aware of our Values and following our Code, we need to make them an integral part of how we operate day to day. This will ensure we tell the truth, respect others, uphold the law, speak up to challenge what we believe is wrong, and comply with policies and practices. Our foundation is based on acting with integrity and doing what’s right.

For resources and information, visit Doing What’s Right on RBCNet.

Tell the truth

Our work places us in a position of trust. RBC clients, shareholders, communities and our colleagues rely on us to be honest and do business responsibly. We do what we say we will do and earn the trust and loyalty of our clients, shareholders, communities and colleagues.

Respect others and treat them fairly

Showing respect for everyone we work with and the clients we serve, treating them fairly and taking personal responsibility for high performance enable us to achieve RBC’s strategic goals. By living our Values and following the Code, we show others we honour the trust they place in us — making RBC a great place to work and do business.

Uphold the law

RBC is subject to the laws of the countries where we do business. RBC’s policies are designed to comply with its legal and regulatory obligations, including the intent and spirit of the laws that apply to it. By doing so, RBC maintains its reputation for acting with integrity. To this end, each of us must understand and comply with RBC’s policies and practices that apply to the way we do our jobs. Keep in mind that breaking the law could result in civil, criminal and regulatory penalties, including fines, for RBC and the individual involved, as well as damage to both RBC’s and the individual’s reputation.

Speak up to challenge and do what’s right

Constructively challenging decisions and behaviour helps ensure we continue to live our Values in our work at RBC. Seeking out constructive challenge when we make business decisions helps ensure those decisions are right for RBC – and clients, colleagues, shareholders and communities.

Comply with policies and instructions

We are each responsible for knowing and following the RBC policies that apply to us. We must also comply with managers’ instructions unless they are inconsistent with RBC Values or policies, are against the law or result in health and safety risks. In these circumstances, or if we are unsure about the right thing to do, we should raise our concerns with one of the Key Contacts.

We must always be aware of both enterprise and local policies specific to business or geographic areas and work within the boundaries of what we have been authorized to do.

1.2 Our Shared Commitment and Accountability

The Code applies to all RBC employees, contract workers and members of the boards of directors of Royal Bank of Canada and all its subsidiaries.

Understanding and complying with the Code is a condition of our work at RBC, and critical to earning each other’s trust, as well as the trust of our clients and communities. The Code helps to protect our personal integrity and reputation as well as the integrity and reputation of RBC and the financial services industry as a whole.

Any one of us who breaches, or fails to report an actual or possible breach of, the Code will be subject to corrective or disciplinary action.

Corrective or disciplinary action is RBC’s response to unacceptable behaviour, including breaches of the Code, and can range from reprimands and impact on performance ratings and compensation, to termination of our working relationship with RBC.

We also expect RBC third party suppliers to follow similar principles and share our commitment to ethics and integrity as set out in our Supplier Code of Conduct.

1.2.1 Approval of the Code

The Board of Directors of Royal Bank of Canada approves the Code.

1.2.2 Waivers

Waivers of the Code, or any of its provisions, are seldom granted. If a waiver is necessary to accommodate exceptional circumstances, it must be approved by RBC’s Chief Human Resources Officer and RBC’s Chief Risk Officer. A waiver of the Code for Royal Bank of Canada directors, executive officers or specified officers must be approved by Royal Bank of Canada’s Board of Directors (or a designated Board committee) and disclosed publicly, as required by law and RBC policies.

2. Speaking Up

Acting with integrity involves more than just personally complying with the Code. It also means we speak up for the good of RBC and that all concerns are heard.

When deciding whether to speak up and raise concerns, we should ask ourselves these questions:

◾	Does something feel wrong about this situation? Is it legal? Is this unfair, unethical or discriminatory?
◾	How will this situation or decision affect others? How would RBC clients, colleagues or third parties view or be affected by this situation?
◾	What are the possible consequences of our actions or inaction?
◾	Could this situation damage RBC’s reputation?

2.1 Speaking Up, Asking Questions and Constructively Challenging

While the Code and RBC policies outline the ethical behaviour expected of us, they cannot anticipate every situation we encounter. By speaking up and asking questions, we ensure RBC does the right thing and we protect our clients’ interests and assets, RBC’s reputation and each other. If we need guidance, have questions or are unsure about the right thing to do, we should speak with our manager, senior management or one of the Key Contacts.

2.2 Reporting Misconduct

We have a duty to report actual, or possible, misconduct that we become aware of, even our own. This includes speaking up about conduct that is, or may be, in violation of the Code, policies and laws, or is otherwise unethical and could put RBC at risk of loss or harm. There are a number of reporting channels we can use to report misconduct. We can notify our managers, senior management, Human Resources, Compliance, or we can report through the Conduct Hotline. The Conduct Hotline also provides us with the option to report anonymously.

Those of us who receive a report of misconduct are expected to promptly engage other Key Contacts and Human Resources, as appropriate, to assist with the review and investigation of the report.

All reports of misconduct are taken seriously and investigated promptly and thoroughly, as appropriate. RBC keeps the identity of the person making the report and the details confidential, and will only disclose this information to the extent necessary to investigate and address the situation or as legally required.

Refer to the RBC Standards on Reporting Misconduct and Speak Up! webpage for further details.

Some examples of misconduct are:

◾	deliberate failure to comply with policies, management instructions or the law
◾	disrespectful behaviour, discrimination, harassment, racism and actual or threatened violence
◾	misappropriation (including fraud, theft and kiting), improper use of company or client assets or systems, and improper sales reporting
◾	promoting products and services to clients inappropriately

◾	inappropriate client referrals, failing to report unusual client transactions and inappropriate use or disclosure of client information
◾	inappropriate social media use
◾	failing to disclose, manage and, if necessary, eliminate conflicts of interest, and
◾	insider trading.

2.3 Investigations, Inquiries and Reviews

At times we may be asked to participate in an internal or external investigation, inquiry or review of concerns or possible misconduct. We have a duty to cooperate and provide honest, accurate, complete and timely information. Where requests are made by an external party, we must notify our manager or local Compliance group before providing information.

2.4 RBC’s Commitment to Non-Retaliation

There will be no retaliation for asking questions, speaking up and making a truthful report of actual or possible misconduct, participating in an investigation or exercising our legal rights. Retaliation can include behaviour or actions that punish or deter someone from speaking up, and should be reported. If you believe you or someone else has encountered any form of retaliation, contact one of the channels listed on the Speak Up! webpage to ensure the situation is addressed promptly.

Our commitment to non-retaliation means RBC:

◾	investigates every claim of retaliation
◾	follows up with employees who raise concerns
◾	reviews performance ratings and compensation decisions made in relation to those who report misconduct to ensure no retaliation
◾	provides education and coaching on retaliation to managers of employees who raise concerns, and
◾	takes disciplinary action to address retaliation.

Some examples of retaliation are:

◾	an unjustified decision affecting someone’s compensation, job security, career mobility or performance rating
◾	excluding someone from meetings or team events, or
◾	withholding work-related information.

Some examples of activities that are not retaliation:

◾	disciplinary action for misconduct
◾	managing performance, and
◾	routine coaching.

2.5 What We Expect of Our People Managers

While we are all held to the high ethical standards set out in our Values and the Code, those of us who are people managers are accountable for leading by example. This includes:

•	promoting our teams’ awareness and understanding of RBC’s Values, the Code and our policies to ensure ongoing compliance

•	demonstrating RBC’s high standards for integrity by behaving in a way that reflects our Values, both in and outside the workplace

•	being respectful, transparent and fair in all relationships

•	maintaining an environment that prohibits retaliation, where everyone feels safe to ask questions, raise concerns and report misconduct, and respecting the privacy of those who do, and

•	promptly escalating concerns and reports of possible or actual misconduct as required, and following up to ensure they are addressed.

3. Integrity in Dealing with RBC Clients, Communities and Others

We are committed to promoting fairness in our dealings with our clients, communities, shareholders, third parties and others, carefully weighing our responsibilities to all.

We are in a relationship business and we pride ourselves on the quality of the service, advice and products we provide RBC clients. Integrity and trust help us better serve RBC clients, and we make sure we put their interests above our own. The same applies to the communities where we live and work, making us a company that people want to do business with and work for.

3.1 Protecting RBC Client Information

Clients care deeply about the privacy of the information they share with us. Protecting their information and keeping their trust is integral to the financial services industry. It’s also central to our culture of doing what’s right. We each have a duty to keep RBC client information confidential and secure from the risk of theft, loss, improper disclosure or misuse. We do this by complying with the RBC Enterprise Privacy Risk Management Policy. Unless legally required, we must also never share client information — accidentally or intentionally — with a third party or colleague who does not have a business need to know. We are responsible for and trusted with keeping RBC client information private, even after we leave RBC’s service.

In the event of a privacy breach, we must follow established procedures. We must immediately report a potential or actual privacy breach in our Privacy “Report an Incident” tool to engage our local Privacy Officer, and we must never share any details about the breach with others who do not have a business need to know. For more information, please refer to the RBC Enterprise Privacy Risk Management Policy.

3.2 Protecting RBC Business Information

RBC’s business information is one of our most important assets, so we have a duty to safeguard it by complying with RBC information security policies.

For more information, please refer to the RBC Enterprise Information Security Policy and “Proprietary Information” in section 6.2 below.

What can I do to protect RBC business or client information?

◾	Never access or use client information to benefit ourselves, our families or our friends, or for any purpose unrelated to the performance of our duties.
◾	Operate on a “need to know” rather than “nice to know” basis, and share RBC business or client information only with those who need it for an appropriate business purpose.
◾	Always use proper procedures to share information securely.
◾	Avoid working in public places.
◾	When working from home or off-site, ensure RBC business or client information is not overheard, visible or left behind.
◾	Dispose of confidential information securely.

◾	Never use your non-RBC personal email address or other non-approved tools, platforms or applications to receive, forward or send business or client information.
◾	Immediately report any potential or actual privacy or information security incidents or breaches.

3.3 Protecting RBC’s Reputation in Our Communities

Individual character and personal activities

We must avoid any conduct or association which could bring our honesty, integrity or judgment into question. It’s important to understand how closely our clients, shareholders, communities and colleagues associate us with RBC, even when we are off-duty, and how our off-duty conduct impacts RBC’s reputation and brand. We are required to disclose immediately to our manager or Human Resources when we are charged for, and again if we are convicted of, any criminal offence, unless prohibited by local law. Managers should contact Human Resources to seek further guidance. We are held to RBC’s Values and the standards set out in the Code, both on- and off-duty, and our duty to report actual or possible misconduct applies equally when we’re off-duty.

“Off-duty” conduct can become an issue when it:

◾	damages RBC’s reputation (e.g. you post a disparaging social media comment about your colleague’s abilities)
◾	impedes our ability to perform our duties (e.g. a mobile employee has their driver’s licence revoked and cannot drive to see clients), or
◾	brings our integrity and Values into question (e.g. cyber-bullying or harassing a colleague off hours).

External representation

Our Values and the Code provide a foundation for our behaviour when we represent RBC at work and in our communities. Our integrity and trust must be beyond reproach.

•	Business and corporate use of external social media

One of the ways RBC communicates is through social media. To ensure that our business and corporate social media use is appropriate and consistent with RBC’s general communication strategy, only employees specifically approved for business use may participate in the external social media channels approved by their RBC unit. Refer to the RBC Enterprise Policy on the Use of External Social Media, which includes links to additional business specific documents and definitions of business and corporate use.

•	Personal use of social media

When we participate in social media in a personal capacity, we must consider the potential impact our personal posts may have on RBC’s reputation, and be guided by our Values and the standards set out in the Code. While social media can be used to create greater awareness and promote RBC’s brand, it is not an appropriate venue to express concerns about RBC, our clients, colleagues or the competition which could be resolved more constructively through one of the channels listed on RBC’s Speak Up! webpage. Confidential, non-public information relating to RBC and its clients must never be shared in our public or private social media conversations. For more guidance on personal use of social media, refer to the RBC Enterprise Guidelines for Personal Use of Social Media.

When using any social media platform, remember that our comments are public and permanent. We should follow the practices below when using social media.

Do:

◾	identify yourself as an RBC employee when posting about RBC on your personal social media accounts; for example #RBCemployee, #MyCompany or #Employee
◾	follow your business segment’s or functional unit’s Social Media Standard (where applicable) and the RBC Enterprise Guidelines for Personal Use of Social Media
◾	contact socialmedia@rbc.com if you have questions or concerns or for guidance when using personal social media accounts to promote RBC products or services.

Do Not:

◾	post on social media if our personal and professional reputations, or the reputation of RBC, may be negatively impacted
◾	post content about our colleagues or other individuals without prior consent
◾

include confidential, non-public information relating to RBC, RBC clients, employees, contract workers or other people in our social media conversations. Some examples include RBC’s financial information, client and employee personal information, business plans or strategies, pending product launches, partnerships with third parties and employment relationships.

◾	try to address an issue involving RBC unfolding in social media, or speak on RBC’s behalf, unless authorized by Corporate Communications and our manager
◾	use third party content without permission
◾	use RBC’s trademarks in the name of a group or community on social media without seeking permission.

•	RBC public endorsements and influencer marketing

An influencer is anyone who publicly talks or posts about RBC (e.g. including products, services, promotions and charitable events) through any channel (e.g. including personal social media or online channels) and has a connection with RBC. A connection can include an employment relationship, receipt of an incentive (e.g. payment, gift or benefit) or a family or close personal relationship with an employee. It is misleading if an influencer does not disclose their connection to RBC because it can change a viewer’s perception of an endorsement. For more guidance, refer to the RBC Enterprise Endorsement and Influencer Marketing Policy.

Some examples of influencers are:

◾	Employees
◾	Members of the board of directors of RBC or any of its subsidiaries
◾	Endorsers (e.g. celebrities, athletes or other third parties)
◾	Reviewers
◾	Bloggers, or
◾	those with whom we have a family or a close personal relationship

•	Responding to inquiries from the media

We manage and protect RBC’s reputation and ensure consistency in managing media inquiries. To ensure consistency and accuracy, only those of us who have been authorized to do so may communicate with the media on RBC’s behalf. Media inquiries must be promptly referred to our

Corporate Communications representatives; we are not authorized to address media questions ourselves. For more information, refer to the RBC Media and Communications Policy.

Supporting our communities

We support the communities where we live, work and do business. We also accept accountability for the social and economic effects of our business decisions. We take pride in the value of our contributions and encourage employee involvement in the community.

We must obtain our manager’s permission to solicit for or promote causes or issues, including charitable ones, in RBC workplaces. Personal involvement in our communities must be at our own expense and must not interfere with our work at RBC or RBC’s operations, and may require manager permission depending on the activity. Refer to the RBC Conflict of Interest Control Standards for Outside Business Activities for more information.

Environmental sustainability

RBC promotes environmental sustainability. This means minimizing our environmental footprint and offering environmentally responsible products and services. We believe fulfilling our goals in these areas will lead to short- and long-term benefits for RBC shareholders, clients, colleagues and the communities where we live and do business.

Political involvement and contributions

We support participation in general political processes and respect our colleagues’ diverse opinions.

We must not use RBC time or resources to promote political candidates or causes, either inside or outside the workplace. If we choose to participate in political activity, we do so on our own behalf, at our own expense, and not as representatives of RBC. We must never use our affiliation with RBC to market our political activities.

It is important to note that certain jurisdictions impose restrictions on political contributions and/or engagement, including volunteer activities, by corporations and/or employees of companies. Employees should review various jurisdictional laws, regulations, and/or policies before making a political contribution. If we have any questions, we should ask our manager and/or Compliance.

3.4 Responding to Government or Regulatory Inquiries

From time to time, we may receive an inquiry from government authorities or regulators regarding RBC business. When approached for information, we must follow the procedures established for our business unit. This includes escalating the inquiry to our manager or local Compliance group, as appropriate, for response.

3.5 Accessibility at RBC

At RBC, we are committed to removing barriers to promote dignity, independence and equal opportunity in the workplace and in the products and services we offer. We must always take steps to ensure that clients, employees, contract workers, job applicants and directors of Royal Bank of Canada are treated fairly and with dignity and respect, taking into account their accessibility needs. Refer to the Enterprise Accessibility Guidelines or visit Accessibility at RBC for more information.

How can we ensure we provide an inclusive environment for persons with accessibility needs?

◾	Speak appropriately and respectfully with and about any person with a disability (whether visible or non-visible), emphasizing the person first, not the disability
◾	Seek to understand the potential needs of others, and
◾	Provide accessible premises, equipment, technology and services, where reasonable or required by applicable legislation.

4. Integrity in Working Together at RBC

At RBC, we have a strong and capable global team serving our clients, working together to deliver on our strategy, and creating value and growth for our clients, communities and shareholders. We believe in each other and have confidence and trust in the capabilities and intentions of our colleagues. Our integrity, diversity & inclusiveness, and collaboration help make RBC a great place to work, belong and thrive.

4.1 Respectful Workplace

We all have a right to work in an environment that is respectful and professional. Mutual respect and dignity ensure an environment that is healthy and productive for RBC employees, clients and others we interact with.

We must all behave in a way that contributes to a workplace free from discrimination, disrespectful and inappropriate behaviour, harassment, sexual harassment, violence and retaliation.

Harassment, including sexual harassment, discrimination, violence, retaliation, and other disrespectful and inappropriate behaviour – whether or not it’s intentional – are not tolerated at RBC. Harassment is any course of action, behaviour or comments that, because of their nature or persistence, are known to interfere with an individual’s professionalism or create an offensive, hostile or intimidating workplace. We must ensure that an individual’s physical and mental well-being is not impacted negatively while also not undermining the integrity of our relationship with RBC and one another.

Maintaining a respectful workplace also requires us to behave professionally while using RBC systems. We must not use RBC networks, systems, devices or access to the Internet to view or communicate inappropriate material.

Refer to RBC’s Respectful Workplace Policy for additional information.

Examples of harassment include:

◾	intimidating, threatening or coercing another individual
◾

bullying, which is a persistent pattern of mistreatment of others that causes harm (e.g. spreading rumours or gossiping, humiliating, ostracizing or negatively using influence to control another person’s conduct)

◾	unwelcome physical contact
◾	intruding on an individual’s privacy, including speculating or outing someone on any grounds of discrimination, and
◾	racial discrimination (e.g. racist remarks or behaviour, micro-aggressions, stereotyping, social marginalization due to one’s race, colour, ethnicity, ancestry, religion or place of origin)

Sexual harassment is a specific form of harassment that includes unwelcome behaviour such as:

◾	unwelcome advances, flirtation, propositions, invitations for sexual favours
◾	sexual physical contact
◾	verbal comments, actions or gestures of a sexual nature

◾	sexist behaviour that represents a belief that one gender is inferior to the other
◾	disseminating sexually suggestive or explicit pictures, cartoons, objects or jokes
◾	conversations or inquiries about sexual exploits or desires, or using lewd language
◾	explicitly or implicitly making submission to sexual behaviour a term or condition of employment, or
◾	using the submission to, or rejection of, sexual behaviour as a basis for employment decisions.

Not all negative interactions are harassment, discrimination or retaliation. For example,

◾	minor conflicts that arise because of differences in work or communication styles, and general disagreements and challenges are not harassment
◾	managing performance and other manager activities that are part of their responsibilities and performed for legitimate business purposes are not harassment, discrimination or retaliation, and
◾	constructive challenge that encourages the exchange of ideas is not harassment.

Examples of disrespectful and inappropriate behaviour are:

◾	excessive swearing or shouting
◾	swearing or shouting directed at others
◾	circulating, posting or making demeaning comments, gestures, pranks or jokes
◾	circulating or posting derogatory or offensive pictures, posters or communications, and
◾	conduct that embarrasses or degrades another based on personal characteristics (e.g. body shaming, socio-economic status shaming)

Speak UP!

◾	If you witness or experience inappropriate behaviour, you have a responsibility to report it in a timely manner to a manager, your Human Resources contact or through the Conduct Hotline.
◾

Early, informal and direct communication with the person whose behaviour you feel is inappropriate is encouraged where you feel comfortable doing so. Oftentimes, this is a helpful way to address the conduct quickly and effectively.

◾	If you decide not to talk directly to the person, or the conduct continues, you should raise your concern with a manager or one of the Key Contacts. Refer to Doing What’s Right.
◾	The duty to report does not prevent you from pursuing other processes available by law to report concerns.

4.2 Equal Opportunity, Fair Workplace and Human Rights

Equal opportunity

RBC promotes equal opportunity in all dealings with RBC employees, contract workers, clients and others we deal with. In addition, RBC provides equal opportunity for advancement and growth in the workplace by filling open positions based on business need, candidate merit and RBC Values.

Fair workplace

We treat all employees and contract workers fairly, pay fair compensation and provide respectful work environments. All employees are encouraged to raise concerns directly within RBC using any of the Key Contacts.

Human rights

We comply with all laws and relevant international guiding principles regarding non-discrimination and human rights in the jurisdictions where we operate. We strive to avoid adverse human rights impacts through our business activities or through activities with which we are directly linked by taking appropriate action. We also expect our employees, contract workers and RBC third party suppliers to share our commitment to respect human rights.

RBC prohibits discrimination on the grounds of age, national origin, citizenship, ethnicity, race, colour, religion or creed, physical or mental disability, veteran status, family status, pregnancy, marital status, civil or same sex union, biological sex (including intersex), sexual orientation, gender identity, gender expression or any other characteristic protected by law.

Even where laws allow for discrimination on these grounds, RBC operates in a way that treats people fairly.

4.3 Personal Information About Us

Those of us who work at RBC have a right to privacy. Personal information about each of us is confidential. Collection, use and disclosure of this information must be relevant to our working relationship with RBC, and compliant with relevant laws, the Code or RBC’s policies.

Additionally, when someone confides in us and asks us to keep the information confidential, we must do so. Keeping information private and confidential is a matter of personal integrity, honouring the trust others place in us. For more information, please refer to RBC’s Employee Privacy View.

Personal information about us is used by RBC where needed to manage our working relationships, and must be kept confidential. It includes:

◾	information required to verify credentials and education
◾	date of birth
◾	employment-related credit and other background checks
◾	home address
◾	home phone number and personal cell phone number
◾	government-issued identification numbers
◾	diversity data
◾	compensation
◾	performance reviews
◾	corrective/disciplinary actions, and
◾	health and benefit information and insurance records

4.4 Workplace Health and Safety

RBC is committed to providing a healthy and safe workplace and complying with health and safety laws. Maintaining such a workplace is a shared responsibility of RBC and its employees and contract workers. All employees and contract workers are to take every reasonable and necessary precaution to ensure their health and safety as well as those of their colleagues. A workplace includes all RBC premises and any other place where work related activity occurs (e.g. working from home, conferences, off-site locations).

To ensure our workplaces are healthy and safe, we understand and follow RBC’s health and safety policies. We also:

•	do not have weapons of any kind in our possession while on RBC premises, and

•	obtain management approval and any required permits before arranging events or serving alcohol on RBC premises.

5. Integrity in How We Do Business

Ethical behaviour governs every aspect of our business, from day-to-day transactions to special projects.

5.1 Business Dealings

As representatives of RBC, we have a duty to never mislead others — even by omission — about products or services we offer. We must be mindful in our communications to provide information that is clear, simple and not misleading in any way. We must make every reasonable effort to provide full and fair information and correct errors or ambiguity in any statement made on RBC’s behalf. This is especially important with regard to our sales representations, marketing and advertising.

We ensure our sales practices are fair and not misleading by ensuring that we:

•	are knowledgeable about the products and services we recommend to clients

•	recommend products and services based on an understanding of a client’s needs and never for personal gain or to meet performance incentive goals or other targets

•	clearly and accurately explain the terms and conditions outlined, and give appropriate disclosures about a product or service in clear, simple and not misleading language

•	are not pressuring or coercing our clients for any reason, and

•	obtain proper and informed consent from our clients in line with RBC’s policies.

5.2 Avoiding and Managing Conflicts of Interest

By acting without bias, we can assure RBC stakeholders of our integrity. This means that the decisions we make in our work with RBC must be objective, and we put our clients’ interests above our personal interests.

Obligations arising from our other business, family and social relationships must not play a role in our work for RBC. A conflict of interest — actual, potential or perceived — is a situation that could cause others to doubt our ability to perform our jobs effectively and objectively, without bias. Keep in mind that a conflict of interest can exist even where we have behaved properly and ethically. Even the impression of a conflict of interest can affect RBC’s reputation and our own.

We cannot prevent or avoid all conflicts of interest, as some arise naturally out of our various relationships with RBC, its clients and others. We must manage conflicts that we cannot avoid to ensure objectivity.

We have an ongoing responsibility to identify conflicts of interest in relation to RBC, its clients and its third parties. This includes potential and perceived conflicts as well as actual ones. We must immediately disclose all conflicts so they can be managed appropriately.

How can I recognize and manage potential conflicts of interest?

◾	Think about how your actions would look to others. Just because you don’t perceive your situation to be a conflict, doesn’t mean others would share the same view.

◾	Disclose proposed activities up front, including where you are unsure about a potential conflict.
◾	Talk to your manager or local Compliance group if you have any questions.

Some common conflicts of interest are described in the following sections. Note that in these sections “family” includes:

•	a spouse, common law partner or domestic partner
•	children and step-children
•	parents and siblings
•	grandparents and grandchildren, and
•	other relatives by blood or marriage.

We must make sure we read and understand the RBC Enterprise Conflicts of Interest Policy and related control standards as well as the RBC Enterprise Anti-Bribery Anti-Corruption Policy. These resources also explain how to disclose actual, potential or perceived conflicts.

5.2.1 Managing Our Dealings with RBC, Each Other and Our Clients

It is important that we handle our financial dealings responsibly, with integrity and in compliance with RBC policies.

We often use RBC products and services ourselves, as do many of our friends and family members. We must make sure all our personal, family and friends’ dealings with RBC are handled at arm’s length – independent of their relationship to us and our relationship with RBC - by following relevant procedures for the business we work in.

We should also be mindful of our dealings with each other and our clients, making sure to avoid conflicts of interest that may be in breach of RBC policies.

What are some scenarios that present actual, potential or perceived conflicts of interest?

◾	Borrowing money from or lending money (including co-signing or being a guarantor of loans) to other RBC employees, contract workers or clients, unless the amount is nominal.
◾	Using your position at RBC to inappropriately influence any employees or transactions.
◾	Working on behalf of RBC in any transaction or business relationship where you or your family have a personal connection or financial interest.
◾	Processing a transaction for another employee without exercising the same due diligence as you would for any other RBC client.
◾	Participating in a private investment without first obtaining approval in accordance with RBC policies.
◾	Excessive or irresponsible gambling that could place an employee in financial difficulty.

For more information, we should check with our local Compliance group. Directors of Royal Bank of Canada should check with the Corporate Secretariat. Non-employee directors of subsidiaries should check with the Subsidiary Governance Office.

5.2.2 Managing Personal Relationships at Work

It is possible for our personal relationships to have an effect on our work at RBC. We must understand the actual or perceived effects that personal relationships may have in order to avoid situations that would reflect negatively on RBC.

What types of close personal relationships could cause a conflict of interest and should be disclosed so they can be appropriately managed?

◾	A supervisory relationship with a family member or someone we are in a close personal relationship with.
◾

Any working relationship with a family member or someone we are in a close personal relationship with where we may have, or be perceived to have, the ability to impact compensation, work or promotion prospects.

It’s important to identify and disclose immediately any potential conflicts of interest that might arise if we work with family or others who we are in a close personal relationship with so they can be appropriately managed.

Remember, there is no substitute for good judgment and common sense. If we are ever in doubt about a relationship that may put us in a conflict of interest, we should speak with our manager or Human Resources.

Likewise, our loyalties can become conflicted if friends or family members work for a company that does or seeks to do business with RBC as an RBC client or third party. This is especially likely to be a problem if it happens to those of us who are involved in the approval or selection process, contract negotiations or relationship management with RBC clients or third parties. In these cases, we must inform our manager or local Compliance group of the potential conflict of interest so it can be addressed.

What are some examples of “close personal relationships”?

◾	Family
◾	Romantic or intimate relationships
◾	Household members such as roommates
◾	Close friends
◾	Persons with whom we have a significant financial relationship (e.g. business partner or co-investor)

5.2.3 Managing Outside Activities and External Directorships

Some of us take on additional activities or roles outside of our work at RBC. For example, we may work part-time elsewhere, run a personal business from home or take on a directorship, officer position or similar role at another company, organization, club, association or foundation. No matter the activity or role, it must not be with one of RBC’s competitors. It must also not compromise our ability to do our best work and fulfill our responsibilities to RBC or its clients.

We must be aware of actual, potential or perceived conflicts of interest and potential reputational issues related to outside activities and external directorships, and must comply with the Code and RBC policies on disclosure and approval. Doing so allows us to maintain our commitment to integrity while maximizing our business and relationships.

The following may be considered competitors of RBC:

◾	Banks
◾	Credit unions
◾	Asset management firms
◾	Insurance companies
◾	Mortgage companies
◾	Trust companies
◾	Certain financial technology companies (i.e. FinTech)
◾	Other companies that provide financial services

Even if an outside activity or external directorship is not with a direct competitor of RBC, conflicts of interest may still arise if the activity or role directly relates to or overlaps with our work at RBC (for example, subject matter, job function, technical expertise).

◾

For more information on managing outside activities or work and managing external directorships, refer to the RBC Enterprise Conflicts of Interest Policy, the RBC Conflict of Interest Control Standards for Outside Business Activities and the RBC Conflict of Interest Control Standards for External Directorships for the required process and approvals. Directors of Royal Bank of Canada should refer to the Requirements and Guidelines for Individual Directors in the Royal Bank of Canada Director’s Guide and consult the Corporate Secretary. Non-employee directors of subsidiaries should refer to the RBC Policy on the Legal Governance of Subsidiaries and consult the Corporate Secretary of the relevant subsidiary.

5.2.4 Accepting Appointments or Inheritances

RBC’s clients look to us for advice on their financial matters. Clients may ask or appoint us to represent them or their interests in a variety of situations. These appointments include our acting as attorneys, mandataries, trustees, executors, administrators, liquidators, protectors, and in other appointments or fiduciary roles. In some instances, clients wish to show their appreciation for the value of our services by giving us a gift effective on their death. These can be made in the client’s will, by designation as beneficiary under a client’s policy, plan or account, or by joint ownership of an asset. To make sure there is no actual, potential or perceived conflict of interest, we and our families must not accept these requests, appointments, gifts or benefits unless they arise independently of the client relationship. If a request, appointment, gift or benefit does not arise independently of the client relationship, but we believe that special circumstances apply, we must follow established procedures before we or our families accept it. Management and local Compliance approvals, appropriate for the business we work in, are required. When acceptance of certain appointments is part of our role (such as being a discretionary investment manager), we must also follow RBC policies.

5.2.5 Managing Gifts and Entertainment

In business, it is common to foster relationships and show appreciation by exchanging courtesies such as meals, gifts and entertainment. However, we must ensure that the gifts and entertainment we accept are not intended or designed to influence our business judgment on behalf of RBC. Likewise, we must never give gifts or entertainment intended to inappropriately influence or create a sense of obligation to those we have a business relationship with. To keep our purposes clear, all gifts and entertainment we accept or give must comply with RBC policies and be customary and consistent with usual business practices. RBC policies and business practices require that all gifts and entertainment given or received, with the exception of gifts and entertainment of a nominal value, be approved and recorded by the RBC unit’s management. We must take extra caution when the intended recipient of a gift or entertainment is a public official.

Gifts are anything of value given or received in relation to RBC business. We may only give or accept gifts that are customary, modest and culturally sensitive. We must never accept or give cash, cash equivalents, bonds or negotiable securities, although gift certificates or gift cards are allowed as long as their intended purpose is for the purchase of what would otherwise be considered a gift.

Key things to remember when considering gifts or entertainment:

◾	Cash, bonds and negotiable securities are never acceptable gifts regardless of the amount.
◾

The RBC Conflict of Interest Control Standards for Gifts and Entertainment sets out limits for gifts, as set out below. Note that the annual cumulative limits that an employee may give to (or receive from) the same client or third party recipient should not exceed:

o	$100 CAD in Canada

o	$100 USD in the United States

o	£100 GBP in the United Kingdom

o	€100 Euro in Europe, and

o	in all other jurisdictions, the local currency equivalent to 100 Canadian dollars.
◾	Entertainment must not seem excessive or inappropriate; if unsure, seek guidance from your manager or Compliance before accepting an invitation.
◾

You must seek guidance from the RBC Law Group or your local Anti-Bribery Anti-Corruption Group before providing a gift or entertainment to, or accepting any gifts or entertainment from, a public official.

◾	Gifts and entertainment must not create a sense of obligation for either party – it’s never wrong to question the motive behind business gifts and entertainment.
◾	Follow your RBC unit’s specific rules regarding gifts or entertainment, including recordkeeping.
◾	Gifts or entertainment between employees must never be given in exchange for a business referral, to influence or to gain another form of business advantage now or in the future.

Entertainment includes any event we host or attend for business related purposes. Common examples include meals, sporting events, theatrical performances and educational events. Entertainment should always be in good taste and consistent with usual business practice. As with gifts, we must avoid entertainment that is lavish or too expensive because it may also be seen to influence our judgment.

If only one party attends the event, it is considered a gift rather than entertainment. For example, if a third party gives us tickets to an event, but does not attend, we must follow our local RBC unit process for gifts from a third party. The same would be true if RBC offers entertainment to a third party, but no one from RBC attends the event. Refer to the RBC Conflict of Interest Control Standards for Gifts and Entertainment or your local RBC unit policy.

RBC has restrictions on payment and acceptance of payment of travel or lodging expenses. These apply to situations where RBC is providing entertainment or where we are accepting travel or lodging expenses from a third party.

In all cases, we must comply with the RBC Enterprise Conflicts of Interest Policy, the RBC Conflict of Interest Control Standards for Gifts and Entertainment and the RBC Enterprise Anti-Bribery Anti-Corruption Policy. Your RBC unit may also have more specific rules; for further information you should contact your local Compliance group.

5.3 Preventing Financial Crime

Money laundering, terrorist financing, bribery and corruption, and tax evasion are serious crimes that have damaging effects on global economies, countries, communities and businesses. Global efforts to prevent these crimes receive significant attention from regulators, governments, international organizations and law enforcement agencies.

RBC is committed to doing business based on the quality of our reputation and the services we provide, and not because we have gained any dishonest or unfair advantage. RBC supports efforts to detect and prevent these financial crimes through our commitment to operate with integrity. It is very important that we know and comply with all applicable laws and RBC policies designed to prevent and detect these crimes.

Reporting financial crimes

We must be vigilant and exercise good judgment when dealing with unusual or suspicious transactions or activities. If we know of or suspect or have any concerns relating to money laundering, terrorist financing, bribery and corruption, tax evasion or criminal activity, we must report them as soon as possible to our manager or one of the Key Contacts. We must also never advise (“tip-off”) anyone we suspect of committing these crimes.

For more information or guidance, please refer to the RBC Enterprise Control Standards on Anti-Money Laundering and Anti-Terrorist Financing, the RBC Enterprise Anti-Bribery Anti-Corruption Policy and the RBC Conflict of Interest Control Standards for Gifts and Entertainment.

What can I do to identify and prevent money laundering or terrorist financing?

◾	Obtain current and adequate Know Your Client information for all client relationships. Be aware of AML risks and report concerns every time you observe unusual or suspicious activity.
◾	Never knowingly assist anyone to transfer the proceeds of crime or alter, remove or disguise information to facilitate a transaction that would otherwise be prohibited under the law.

What can I do to prevent bribery and corruption?

◾	Never knowingly facilitate any transaction associated with the proceeds of bribery and corruption.
◾

Never solicit, give, receive or promise anything of value, either directly or indirectly, with the intent of helping RBC obtain an inappropriate advantage. This includes offering, providing or receiving excessive or inappropriate gifts and entertainment.

◾	Never make facilitation payments. These are typically small payments made to government officials to obtain or speed up routine actions or services such as obtaining licences or permits.

What can I do to prevent tax evasion?

◾

Follow RBC’s Know Your Client procedures to understand the source and use of a client’s funds and affairs. If you suspect tax evasion or inappropriate tax reporting, escalate the matter to your manager and AML Compliance contact. Refer to the RBC Enterprise Control Standards on Anti-Money Laundering and Anti-Terrorist Financing for more information on when and how to escalate.

◾

Do not knowingly facilitate or ignore tax evasion, either in connection with RBC’s corporate tax affairs or in servicing our clients. If you are aware of any such behaviour at RBC, report it through one of the channels listed on RBC’s Speak Up! webpage.

5.4 Securities Trading

Many of the countries where we do business have laws regarding when we can trade in securities issued by any company.

Before trading in the securities of RBC, its clients or any other company, we must familiarize ourselves with RBC’s policies on personal trading, as well as the effect that the perception of wrongdoing may have.

From time to time, we may have access to material, non-public information (“inside information”) about a company, including RBC, or its clients. As a rule, inside information can reasonably be expected to affect the market value or price of a company’s securities. Similarly, a reasonable investor would consider it important when deciding whether to buy, sell or hold onto a security. When we have inside information about a company, we must notify Compliance immediately. In addition, we must not trade in the securities of that company. Doing so is called “insider trading” – which is illegal and subject to fines and penalties. It is also illegal to provide inside information to another (this is usually called “tipping”) unless it is necessary to accomplish a legitimate business purpose.

For more information, refer to the RBC Enterprise-Wide Policy on Inside Information & Information Barriers and the RBC Enterprise-Wide Personal Trading Policy, as well as applicable local or business specific policies.

•	Directors of Royal Bank of Canada should refer to the Insider Trading and Reporting Policy and Procedures for Directors of Royal Bank of Canada.

•

Non-executive directors of Royal Bank of Canada’s subsidiaries who are not officers, employees or directors of Royal Bank of Canada should refer to the Policy on Inside Information and Personal Trading for Non-Executive Directors of Subsidiaries of Royal Bank of Canada.

5.5 Fair Competition

RBC seeks to ensure fair business practices are followed wherever we do business. Many countries where we do business have laws to promote fair competition and reduce monopolistic (or anti-competitive) activity.

At RBC, each of us has a responsibility to know and comply with applicable competition and anti-trust laws. We need to be able to recognize and avoid situations that may conflict with these laws. To ensure we comply with these laws, we must be especially careful when dealing with competitors of RBC. Never agree or arrange with a competitor to do any of the following directly or indirectly:

•	fix, maintain, increase or try to control the price of a product or service
•	divide or allocate sales, clients, suppliers or markets for the supply, or acquisition of, products or services, or
•	fix, maintain, increase, lessen, prevent, eliminate or otherwise try to control the production or supply of a product or service.

We must take great care at industry association meetings or other events where we may interact with competitors. If a discussion appears to be leading into prohibited areas, we must voice our concern, withdraw from the discussion, and immediately advise local Compliance or the RBC Law Group. While industry associations can provide excellent opportunities for networking and business development, they pose challenges as well. When attending events, we must be careful to avoid even the appearance that RBC participates in or endorses unfair or manipulative business conduct.

Other examples of activities where competition issues arise:

◾	bid-rigging, or secretly making agreements with other bidders when submitting bids or tenders
◾	tied selling, or making the availability of a product or service conditional on the purchase of another product or service
◾

communications that could be interpreted to show an anti-competitive intent or behaviour, such as advertisements that are misleading, unfair or inaccurate when they compare RBC products with those of our competitors

◾

benchmarking or exchanging information with competitors, particularly where the information could raise possible concerns relating to conspiracy, bid-rigging, illegal trade practices or anti-competitive agreements, or

◾	any other act that is likely to harm competition substantially if done in circumstances where RBC is an important participant in a market or a class of business.

For more information, please refer to RBC’s Anti-trust and Competition Law Policy.

5.6 Global Economic Sanctions

As a regulated financial institution, RBC must comply with economic sanctions in Canada and other jurisdictions where we operate. We must be aware of any economic sanctions that may apply and their impact to RBC and RBC clients. Further, we must not knowingly avoid sanction regulations, either personally or in servicing our clients. Contact the RBC Law Group or Global Economic Sanctions team for advice if you are unsure of the right course of action.

For more information, please refer to RBC’s Enterprise Economic Sanctions Policy.

6. Integrity in Safeguarding Entrusted Assets

As a financial institution, we manage the assets in our care responsibly and ethically to earn and maintain our stakeholders’ trust.

6.1 Protecting RBC Client Property

In order to earn RBC clients’ trust, we must safeguard their property. This property should be used only in accordance with their directions, relevant RBC policy and the law. Using client property inappropriately or for personal gain is a violation of this trust.

6.2 Protecting RBC Property

Fraud, misappropriation and misuse

Many of us have access to premises, systems and information about RBC processes that are not available to RBC clients or the general public. We must never use this access or information to benefit ourselves, our families or our friends, or for any purpose unrelated to the performance of our duties. Fraud, misappropriation of property or corporate opportunities and other types of misuse are never tolerated.

Acts of fraud may include intentionally concealing or misrepresenting facts for the purpose of inducing, deceiving or misleading others.

Some examples of fraud are:

◾	improper financial reporting (such as improper revenue recognition and over- or understating assets or liabilities)
◾	deliberate failure to fulfill our disclosure obligations, and
◾	falsifying records (such as forging client or management signatures).

“Misappropriation” includes theft or other intentional misuse of RBC assets, systems, processes or RBC client funds. Misuse can include any purpose not related to the performance of our duties.

Some examples of misappropriation and misuse are:

◾

intentional personal use of RBC expense accounts or corporate credit cards — expense accounts and corporate credit cards must be used only for expenses eligible for reimbursement under RBC’s expense guidelines

◾	unauthorized “borrowing” and “kiting” (taking advantage of the time delay required for an item to clear)
◾	obtaining funds through false pretences such as depositing a cheque known to be NSF (Non- Sufficient Funds) or making an “empty envelope deposit” in an automated banking machine
◾	allowing others to benefit from opportunities only available to RBC employees
◾	making unauthorized changes to a client profile, and
◾	submitting false benefit claims.

Proprietary information

RBC proprietary information includes non-public or undisclosed information we withhold from general knowledge. This information is critical to our business, and could be useful to our competitors or harmful to RBC if disclosed.

Some examples of proprietary information are:

◾	RBC client lists and trade secrets
◾	technical and statistical information
◾	financial documents
◾	contract documentation
◾	legal or business matters
◾	business processes, and
◾	corporate strategies and plans.

RBC’s proprietary information may be disclosed to outside parties only if required by law or if properly authorized. Authorization can often be obtained through a confidentiality agreement. Our responsibility to safeguard RBC’s proprietary information continues, even after we leave RBC’s service.

Trademarks, copyright and other intellectual property

RBC intellectual property has important commercial value and is crucial to RBC’s effective competition in the marketplace. It includes any of the following that we create while working for RBC:

•	inventions, improvements, works of authorship, developments, concepts or ideas
•	data, processes, online websites or applications, computer software programs, or discoveries, and
•	trade secrets, trademarks, brand names, copyrights or logos.

Any intellectual property we generate in our RBC work belongs to RBC and remains with RBC after we leave RBC’s service. We should use RBC intellectual property only as permitted in this Code and RBC policies.

RBC intellectual property must not be used by a third party without RBC’s prior approval. Similarly, we may use a third party’s intellectual property only with the third party’s prior approval. For example, all original musical, artistic and literary works, computer software, performances and sound recordings are protected by copyright laws. We must not download, install or copy any such material to our RBC-issued computers or devices without first obtaining the owner’s permission.

We should seek guidance from the RBC Law Group if we suspect RBC intellectual property has been infringed upon or otherwise misused, or if we have any questions on the use of intellectual property.

Proper use of RBC networks, systems software, devices, applications and the Internet

We must comply with the Code, RBC policies and any terms and conditions governing the use of RBC equipment, systems, computer networks, applications, software, computers and portable devices, as well as the messages communicated within them.    Where RBC policies permit us to use our personal equipment for RBC work, we must follow the policies associated with that use.

When sending communications through RBC networks, we must always maintain a professional tone and comply with the Code and RBC policies including the Respectful Workplace Policy. We must follow these requirements whether we are using RBC equipment or our own.

In addition, when we conduct work for RBC on any device or network, we must only use electronic messaging channels approved and provided by RBC and the applicable RBC units.

RBC reserves the right to monitor, audit and inspect our use of RBC systems and technology, including internet usage and email. While we may use RBC equipment, systems and technology for personal reasons, we must always comply with the Code and RBC policies, including the Respectful Workplace Policy, and our personal use must be reasonable. In line with this policy, we must not use these systems to view or communicate inappropriate material. These systems also must not be used to do work on behalf of another business or organization, unless authorized by RBC.

Some examples of inappropriate material are:

◾	sexually explicit material
◾	gambling websites
◾	derogatory jokes, and
◾	offensive or demeaning statements or images about a person or group, including those that relate to race, religion, disability, sexual orientation or gender.

Some examples of electronic messaging channels, all of which need to be approved and provided by RBC before using for RBC work, are:

◾	email
◾	instant messaging/chat, including chats in deal rooms or other third party applications
◾	mobile SMS
◾	any application that can be downloaded and installed from an app store, and
◾	social media communication tools like LinkedIn, Facebook and YouTube.

6.3 Keeping Accurate Books and Records

RBC’s credibility depends on the integrity of its books, records and accounting. Clients rely on us to maintain and provide accurate records of their dealings with us — a duty RBC takes seriously. We must ensure RBC’s books and records are accurate, timely and complete, and reflect RBC business, operations, earnings and financial status.

To maintain accurate books and records, we follow internal processes and procedures. This includes capturing information in the proper system and labelling it correctly so it is complete and accurate.

We are expected to act honestly and with integrity in handling RBC accounts at all times. For instance, overstating an amount on an expense report or falsifying a sales record in order to exceed a target would be serious violation of RBC’s trust in us and the Code. We must also never mischaracterize a payment in order to hide its true purpose (such as disguising a bribe as a “sales fee” or legitimate expense). False statements such as these are never tolerated, no matter how small the amount or the reason behind the action.

We all provide information that RBC uses to prepare financial statements, regulatory reports and publicly filed documents. This means we all play a role in ensuring that the information we record complies with all applicable accepted accounting principles and RBC internal controls.

Keep in mind that falsifying financial or business records (including client documentation) or making false statements to our auditors is against the law. Likewise, we must not make a payment or establish an account on RBC’s behalf under false pretenses.

7. Conclusion

Our Code of Conduct is integral to the way we do business at RBC. As employees it is our duty to read and understand the Code. That said, there will be times when complex and sensitive issues arise that may cause confusion. Don’t hesitate to speak up, ask questions and seek help.

“We are all responsible for protecting and enhancing RBC’s reputation by following our Code of Conduct. It’s also important that we support one another in doing what’s right, including feeling empowered to challenge situations we believe are wrong.”                                          David McKay, President and CEO, RBC